As filed with the Securities and Exchange Commission on December 29, 2004

Registration No.     -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIO ONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1166660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5900 PRINCESS GARDEN PARKWAY, 7TH FLOOR

LANHAM, MD 20706

(Address of principal executive offices)

Amended and Restated Employment Agreement Between

Radio One, Inc. and Scott R. Royster,

dated October 18, 2000

Amended and Restated Employment Agreement Between

Radio One, Inc. and Linda J. Eckard Vilardo,

dated October 31, 2000

ALFRED C. LIGGINS, III

CHIEF EXECUTIVE OFFICER

5900 PRINCESS GARDEN PARKWAY, 7TH FLOOR

LANHAM, MD 20706

(301) 306-1111

(Name, address, and telephone number of agent for service)

With copies to:

DAVID B.H. MARTIN

COVINGTON & BURLING

1201 PENNSYLVANIA AVENUE, N.W.

WASHINGTON, DC 20004-2401

(202) 662-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Per Share Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, $.001 par value per share(3)	333,334	$15.65	$ 5,216,677.10	$ 614.00
Class D common stock, $.001 par value per share(4)	916,666	$15.66	$14,354,989.56	$1,689.58

1.	Securities being registered consist of (a) 333,334 shares of Class A common stock, $.001 par value per share (the “Class A Common Stock”) and 666,666 shares of Class D common stock, $.001 par value per share (the “Class D Common Stock”), which were sold to Scott R. Royster in connection with the Amended and Restated Employment Agreement between Radio One, Inc. and Scott R. Royster, dated October 18, 2000 (the “Royster Employment Agreement”) and (b) 250,000 shares of Class D Common Stock, which were sold to Linda J. Eckard Vilardo in connection with the Amended and Restated Employment Agreement between Radio One, Inc. and Linda J. Eckard Vilardo, dated October 31, 2000 (the “Vilardo Employment Agreement” and, together with the Royster Employment Agreement, the “Employment Agreements”). Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional shares of common stock that may be offered or issued as a result of any stock splits, stock dividends or similar transactions.

2.	The offering price per share and aggregate offering price have been estimated, solely for the purposes of determining the registration fee pursuant to Rule 457(h) on the basis of the high and low prices of Radio One, Inc.’s Class A Common Stock and Class D Common Stock reported on the Nasdaq Stock Market on December 22, 2004.

3.	Reported under the symbol ROIA on the Nasdaq Stock Market.

4.	Reported under the symbol ROIAK on the Nasdaq Stock Market.

EXPLANATORY NOTE

This registration statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933. Our prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for offerings and resales on a continuous or delayed basis in the future of up to an aggregate of 333,334 shares of Class A Common Stock and 916,666 shares of Class D Common Stock, which have been issued pursuant to the Employment Agreements. The second part contains information required in the registration statement under Part II of Form S-8.

RADIO ONE, INC.

PROSPECTUS

333,334 Shares

Class A Common Stock, $.001 Par Value

916,666 Shares

Class D Common Stock, $.001 Par Value

This prospectus relates to the offering of up to 333,334 shares of Class A Common Stock, $.001 par value (the “Class A Common Stock”) and 916,666 shares of Class D Common Stock, $.001 par value (the “Class D Common Stock” and, together with the Class A Common Stock, the “Shares”), of which 333,334 shares of Class A Common Stock and 666,666 shares of Class D Common Stock were sold to Scott R. Royster in connection with the Amended and Restated Employment Agreement between Radio One, Inc. and Scott R. Royster, dated October 18, 2000 (the “Royster Employment Agreement”) and of which 250,000 shares of Class D Common Stock were sold to Linda J. Eckard Vilardo in connection with the Amended and Restated Employment Agreement between Radio One, Inc. and Linda J. Eckard Vilardo, dated October 31, 2000 (the “Vilardo Employment Agreement”). Mr. Royster and Ms. Vilardo will be hereinafter collectively referred to as the “Selling Shareholders.” The Shares that have been issued to the Selling Shareholders constitute “control securities.” We will not receive any of the proceeds from the sale of the Shares offered under this prospectus. The Selling Shareholders may offer the Shares from time to time in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market, in negotiated transactions or otherwise, through underwriters, brokers, dealers or agents, or a combination of these methods of sale, at prices prevailing in that market or as may be negotiated at the time of sale. See “Selling Shareholders” and “Plan of Distribution.”

We will pay all expenses associated with the registration of the shares. The Selling Shareholders will pay any commission or fees of security-industry professionals and will pay any transfer taxes.

Our Class A Common Stock is quoted on The Nasdaq Stock Market under the symbol “ROIA.” Our Class D Common Stock is quoted on The Nasdaq Stock Market under the symbol “ROIAK.”

INVESTMENT IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE “ RISK FACTORS.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 29, 2004.

THE COMPANY

We are one of the largest radio broadcasting companies in the United States and the leading such company primarily targeting African-Americans. Founded in 1980, we own and/or operate 69 radio stations in 22 markets. Of these stations, 39 (29 FM and 10 AM) are in 14 of the top 20 African-American radio markets. Together with an affiliate of Comcast Corporation, we launched TV One, LLC, an African-American targeted cable television channel, in January 2004. We also currently program one channel on XM Satellite Radio.

Radio One is led by our Chairperson and co-founder, Catherine L. Hughes, and her son, Alfred C. Liggins, III, our Chief Executive Officer and President, who together have approximately 50 years of operating experience in radio broadcasting. Ms. Hughes, Mr. Liggins and our strong management team have successfully implemented a strategy of acquiring and turning around underperforming radio stations. Our strategy for our radio broadcasting business is to continue to expand within our existing markets and into new markets that have a significant African-American presence. We will achieve this strategy through acquisitions of new radio stations and organic growth of our existing radio stations. We believe radio broadcasting primarily targeting African-Americans continues to have significant growth potential and that we have a competitive advantage in the African-American market and the radio industry in general, due to our focus on urban formats, our skill in programming and marketing these formats, and our turnaround expertise. In addition, we plan to continue to expand into related media businesses, such as cable television and satellite radio programming, building on our experience in the African-American market and our substantial radio listener base.

Our principal executive offices are located at 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706, and our telephone number is (301) 306-1111.

THE OFFERING

Mr. Royster may offer and sell up to 333,334 shares of Class A Common Stock (Nasdaq Stock Market Symbol “ROIA”) and 666,666 shares of Class D Common Stock (Nasdaq Stock Market Symbol “ROIAK”) under this prospectus. Ms. Vilardo may offer up to 250,000 shares of Class D Common Stock under this prospectus. We will not receive any cash proceeds from the sale of the shares. See “Use of Proceeds.”

RISK FACTORS

Our future operating results could be adversely affected by a number of risks and uncertainties, certain of which are described below. If any of the risks described below actually occur, our business, results of operations and financial condition could be materially and adversely affected.

We face many unpredictable business risks, both general and specific to the radio broadcasting industry, which could have a material adverse effect on our future operations.

Our future operations are subject to many business risks, including those risks that specifically influence the radio broadcasting industry, which could have a material adverse effect on our business, including:

•	economic conditions, both generally and relative to the radio broadcasting industry;

•	shifts in population, demographics or audience tastes;

•	the level of competition for advertising revenues with other radio stations, satellite radio, television stations and other entertainment and communications media;

•	technological changes and innovations; and

•	changes in governmental regulations and policies and actions of federal regulatory bodies, including the Department of Justice, the Federal Trade Commission and the Federal Communications Commission.

Given the inherent unpredictability of these variables, we cannot guarantee with any degree of certainty or predict what effect, if any, these variables will have on our future operations. Generally, advertising tends to decline during economic recession or downturn. Consequently, our advertising revenue is likely to be adversely affected by a recession or downturn in the United States economy, the economy of an individual geographic market in which we own or operate radio stations, or other events or circumstances that adversely affect advertising activity.

In the future, we may have difficulty integrating the operations, systems and management of the stations we acquire.

We cannot assure you that we will be able to integrate successfully any operations, systems or management of stations we acquire in the future. Our failure to integrate and manage newly acquired stations successfully could have a material adverse effect on our business and operating results. In addition, in the event that the operations of a new station do not meet our expectations, we may restructure or write-off the value of some portion of the assets of the new station.

The loss of key personnel, including management, and on-air talent, could disrupt our business.

Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key employees, including on-air personalities. We believe that the unique combination of skills and experience possessed by our executive officers would be difficult to replace and that the loss of any one of them could have a material adverse effect on us, including the impairment of our ability to execute our business strategy. Additionally, our radio stations employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station, and thus, the ability of the station to sell advertising. We cannot be assured that these individuals will remain with our radio stations or will retain their current audiences.

Two of our stockholders have a majority voting interest in Radio One and have the power to control matters on which our stockholders may vote.

As of September 30, 2004, our Chairperson and her son, our Chief Executive Officer (“CEO”), collectively held approximately 56.1% of the outstanding voting power of Radio One. As a result, our Chairperson and the CEO will control most decisions involving Radio One, including transactions involving a change of control of Radio One, such as a sale or merger. In addition, certain covenants in Radio One’s debt instruments and in the limited liability operating agreement for TV One, LLC require that our Chairperson and the CEO maintain specified ownership and voting interest in Radio One and prohibit other parties’ voting interests from exceeding specified amounts. Our Chairperson and the CEO have agreed to vote their shares together in elections of members of the board of directors.

We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.

The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies, which may impact our business. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being developed, including the following:

•	audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats;

•	satellite delivered digital audio radio service, which has resulted in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs; and

•	in-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

We program one channel on a satellite digital audio radio service and also have invested in a developer of digital audio broadcast technology. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies.

We compete for advertising revenue against radio stations and other media, many of which have greater resources than we do, and if we are unable to maintain or grow our advertising revenue share, our business and operating results may be adversely affected.

In the competitive broadcasting industry, the success of each of our radio stations is primarily dependent upon its share of the overall advertising revenue within its market. Although we believe that each of our stations can compete effectively in its broadcast area, we cannot be sure that any of our stations can maintain or increase its current audience ratings or market share or that advertisers will not decrease the amount they spend on advertising.

Our advertising revenue may suffer if any of our stations cannot maintain its audience ratings or market share. Shifts in population, demographics, audience tastes and other factors beyond our control could cause us to lose market share. Our stations also compete for audiences and advertising revenues directly with other radio stations, and some of the owners of those competing stations have greater resources than we do. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. Other radio companies, which are larger and have more resources may also enter markets in which we operate. In addition, our stations also compete with other media such as broadcast and cable television, newspapers, magazines, direct mail, music videos, the Internet and outdoor advertising, some of which may be controlled by horizontally-integrated companies. We currently program one channel on XM Satellite Radio, and also have invested in a developer of digital audio broadcast technology. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies.

The terms of our debt restrict us from engaging in many activities and require us to satisfy various financial tests, and these restrictions may make it more difficult to pursue our acquisition strategy.

Our bank credit facility and the agreements governing our other outstanding debt, including our 8 7/8% senior subordinated notes, contain covenants that restrict, among other things, our ability to incur additional debt, pay cash dividends, purchase our capital stock, make capital expenditures, make investments or other restricted payments, swap or sell assets, engage in transactions with related parties, secure non-senior debt with our assets, or merge, consolidate or sell all or substantially all of our assets. In addition, our bank credit facility requires that we maintain specific financial ratios, which could be affected by events beyond our control, and that we obtain our banks’ consent for acquisitions that do not meet specific criteria. Among other things, these requirements and restrictions may make it more difficult to pursue our acquisition strategy.

A breach of any of the covenants in our credit facility or indenture would have a material adverse effect on our financial condition.

The loans under our bank credit facility will be due in August 2007 and our 8 7/8% senior subordinated notes will be due in July 2011. A breach of any of the covenants contained in our bank credit facility could allow our lenders to declare all amounts outstanding under our bank credit facility to be immediately due and payable and a breach of any of the covenants contained in the indenture covering our 8 7/8% senior subordinated notes could allow the holders of those notes to declare the notes immediately due and payable. In addition, our banks could proceed against the collateral granted to them to secure that indebtedness. If the amounts outstanding under our bank credit facility or payment of our senior subordinated notes are accelerated, our assets might not be sufficient to repay in full the money owed to the banks or to our other debt holders.

Our substantial level of debt could limit our ability to grow and compete.

We have a substantial amount of debt, a portion of which bears interest at variable rates. Our substantial level of indebtedness could adversely affect us for various reasons, including limiting our ability to:

•	obtain additional financing for working capital, capital expenditures, acquisitions, debt payments or other corporate purposes;

•	have sufficient funds available for operations, future business opportunities or other purposes;

•	compete with competitors that have less debt than we do; and

•	react to changing market conditions, changes in our industry and economic downturns.

Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.

Radio broadcasters depend upon maintaining radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and may be renewed. Our radio broadcasting licenses expire at various times through February 1, 2012. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, we are subject to extensive and changing regulation by the FCC with respect to such matters as programming, indecency standards, technical operations, employment and business practices. If we or any of our significant stockholders, officers, or directors violates the FCC’s rules and regulations or the Communications Act of 1934, or is convicted of a felony, the FCC may commence a proceeding to impose fines or sanctions upon us. Examples of possible sanctions include the imposition of fines, the renewal of one or more of our broadcasting licenses for a term of fewer than eight years or the revocation of our broadcast licenses. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

There is significant uncertainty regarding the FCC’s media ownership rules, and such rules could restrict our ability to acquire radio stations.

The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses.

In June 2003, the FCC issued a media ownership decision which substantially altered its television, radio and cross-media ownership restrictions (the “2003 rules”). The FCC’s media ownership restrictions apply to parties that hold “attributable” interests in broadcast station licensees. With respect to radio, the 2003 rules, among other things, (a) retained the pre-existing numerical limits on the permissible number of radio stations in FCC-defined local radio markets in which a party may co-own or have an attributable interest; (b) redefined local radio markets to rely on Arbitron Metro Survey Areas (“Arbitron Metros”) (in portions of the country where they exist) in place of the contour-overlap methodology previously used; (c) grandfathered existing local radio combinations that conflict with the 2003 rules based on the Arbitron Metro definition of local radio markets until the combination is sold; (d) provided that contracts to sell more than 15% per week of the advertising time on another in-market radio station (“Joint Sales Agreement” or “JSA”) constitutes an attributable interest; and (e) replaced radio-TV and daily newspaper-broadcast cross-ownership rules with a more relaxed single set of new cross-media ownership restrictions. In addition, the FCC instituted a rulemaking to determine how to define local radio markets in areas outside Arbitron Metros.

The 2003 rules were challenged in court. The challenges were consolidated before the U.S. Court of Appeals for the Third Circuit, which initially issued a stay of the 2003 rules before they became effective and subsequently remanded many of them to the FCC for further proceedings, keeping the judicial stay in place. As a result, the FCC continued to apply the rules in effect before the stay. The FCC also filed a petition to partially lift the judicial stay as it relates to the new local radio ownership restrictions. The Third Circuit lifted the stay as it relates to the FCC’s decision to (i) make JSAs an attributable interest, (ii) define local radio markets based on Arbitron Metros, and (iii) grandfather certain local radio combinations only until the combination is sold. The court declined to lift the stay as to “matters pertaining to numerical limits on local radio ownership and the AM ‘subcap’.” In response, the FCC revised its application forms for transfers of control and assignments of licenses to incorporate these aspects of the new rules, and the FCC is now applying such revisions to all pending and new applications.

The FCC’s media ownership rules remain in flux and subject to further agency and court proceedings. The parties to the Third Circuit’s decision have stated their intention to review by the U.S. Supreme Court. At the FCC, the 2003 rules are currently on remand from the Third Circuit and the FCC has not yet instituted further proceedings. Also, the FCC has not yet ruled on pending petitions for reconsideration of the decision adopting the 2003 rules.

In addition to the FCC media ownership rules, the outside media interests of our officers and directors could limit our ability to acquire stations. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of our capital stock.

Demand for TV One’s service may be insufficient for TV One to become profitable and we may lose our investment in TV One.

Because TV One offers a new service, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which it will meet that demand. Among other things, consumer acceptance of TV One’s service will depend upon:

•	whether TV One obtains, produces and markets high quality programming consistent with consumers’ taste;

•	the willingness of cable networks to market and broadcast TV One programming;

•	the willingness of consumers, on a mass-market basis, to pay cable network fees to obtain TV One’s service; and

•	the marketing and broadcasting strategies that TV One employs and that are employed by its competitors.

If demand for TV One’s service does not develop as expected, TV One may not be able to generate enough revenue to generate positive cash flow or become profitable, potentially resulting in a loss of our investment.

USE OF PROCEEDS

All sales of the Shares will be by or for the account of Mr. Royster or Ms. Vilardo, as applicable. We will not receive any cash proceeds from the sale of the Shares.

SELLING SHAREHOLDERS

All of the Shares being offered hereunder by Mr. Royster were acquired by him under the terms of the Royster Employment Agreement and by Ms. Vilardo were acquired by her under the terms of the Vilardo Employment Agreement. The Royster Employment Agreement and the Vilardo Employment Agreement are individually negotiated written compensation agreements under which the Selling Shareholders render bona fide services not in connection with the offer or sale of securities in a capital raising transaction.

The table which follows identifies: (i) the Selling Shareholders; (ii) the agreement under which the Shares being offered hereby have been acquired; (iii) the nature of all positions, offices or other material relationships which each of the Selling Shareholders have had with us within the past three years; (iv) the number of shares of common stock owned by each respective Selling Shareholder prior to the offering; (v) the number of shares of common stock to be offered for the account of each respective Selling Shareholder; and (vi) the number of shares of common stock to be owned by each of the Selling Shareholders after the completion of the offering.

Selling Shareholder	Agreement	Position with Company	Number of Class A Common Stock Shares Owned Prior to Offering	Number of Class A Common Stock Shares Offered	Number of Class A Common Stock Shares owned after Offering		Number of Class D Common Stock Shares Owned Prior to Offering	Number of Class D Common Stock Shares Offered	Number of Class D Common Stock Shares owned after Offering.
Scott. R. Royster (1)	Amended and Restated Employment Agreement dated as of October 18, 2000	Executive Vice President and Chief Financial Officer	391,364	333,334	58,030	(3)	766,551	666,666	99,885	(4)

Linda J. Vilardo (2)	Amended and Restated Employment Agreement dated as of October 31, 2000	Vice President, Assistant Secretary, General Counsel and Chief Administrative Officer	18,528	—	18,528	(3)	360,154	250,000	110,154	(4)

(1)	Includes 18,646 shares of Class A Common Stock and 87,292 shares of Class D Common Stock obtainable upon the exercise of stock options exercisable within 60 days of December 27, 2004.

(2)	Includes 11,077 shares of Class A Common Stock and 110,154 shares of Class D Common Stock obtainable upon the exercise of stock options exercisable within 60 days of December 27, 2004.

(3)	Represents less than 1% of the shares of Class A Common Stock outstanding after the offering.

(4)	Represents less than 1% of the shares of Class D Common Stock outstanding after the offering.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell all or part of the Shares, from time to time, in the Nasdaq Stock Market and such other public market for Radio One’s common stock as may develop, at market prices then pertaining. In connection therewith the Selling Shareholders may utilize the services of broker-dealers, none of whom will act as underwriters with respect to sales of the Shares. The names of any such broker-dealers, who have not yet being identified, will be set forth in a supplement to this prospectus, to the extent required.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this document contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not historical facts, but rather reflect our current expectations concerning future results and events. You can identify these forward-looking statements by our use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “likely,” “may,” “estimates” and similar expressions. We cannot guarantee that we will achieve these plans, intentions or expectations. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those forecast or anticipated in the forward-looking statements. These risks, uncertainties and factors include, but are not limited to the factors described in “Risk Factors.”

You should not place undue reliance on these forward-looking statements, which reflect our view as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements publicly because of new information, future events or otherwise.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission (the “SEC”). The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

(a) The description of our Class A Common Stock, par value $.001 per share, contained in a registration statement on Form 8-A under the Securities Exchange Act of 1934 filed by Radio One on May 6, 1999 and any amendments or reports filed for the purpose of updating such description.

(b) The description of our Class D Common Stock, par value $.001 per share, contained in a registration statement on Form 8-A under the Securities Exchange Act of 1934 filed by Radio One on May 17, 2000 and any amendments or reports filed for the purpose of updating such description.

(c) Radio One’s annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 11, 2004.

(d) Radio One’s quarterly report on Form 10-Q for the period ended March 31, 2004, filed with the SEC on May 4, 2004.

(e) Radio One’s quarterly report on Form 10-Q for the period ended June 30, 2004, filed with the SEC on July 30, 2004.

(f) Radio One’s quarterly report on Form 10-Q for the period ended September 30, 2004, filed with the SEC on November 8, 2004.

(g) Radio One’s current reports on Form 8-K, filed with the SEC on February 10, 2004; April 30, 2004; July 29, 2004; September 17, 2004; October 21, 2004; November 4, 2004; November 8, 2004; November 23, 2004.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) from the date of this prospectus to the end of the offer of the Shares under this prospectus shall also be deemed to be incorporated herein by reference. Information that we file later with the SEC will automatically update and supersede any information incorporated by reference or included in this prospectus.

You may request a copy of any or all documents summarized in this prospectus or incorporated herein by reference at no cost, by writing or calling us at the following address or telephone number:

Radio One, Inc.

5900 Princess Garden Parkway, 7th Floor

Lanham, MD 20706

(301) 306-1111

Attn: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, DC 20549

You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

Our Class A Common Stock is listed on the Nasdaq Stock Market under the symbol “ROIA,” and our Class D Common Stock is listed on the Nasdaq Stock Market under the symbol “ROIAK.” Our SEC filings can also be read at:

Nasdaq Operations

1735 K Street, N.W.

Washington, DC 20006

You may also obtain information about Radio One at our website at www.radio-one.com. Information contained on our website does not constitute a part of this prospectus and should not be relied on to make an investment decision.

INDEMNIFICATION

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides generally that a person sued (other than in a derivative suit) as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. In the case of a derivative suit, a director, officer, employee or agent of the corporation may be indemnified by the corporation for reasonable expenses, including attorneys’ fees, if the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which such director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory under section 145 of the DGCL in the case of a director or officer who is successful on the merits in defense of a suit against him.

Radio One’s Amended and Restated Certificate of Incorporation provides that Radio One shall indemnify (including indemnification for expenses incurred in defending or otherwise participating in any proceeding) its directors and officers to the fullest extent authorized or permitted by the DGCL, as it may be amended, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer of Radio One and shall inure to the benefit of his or her heirs, executors and administrators except that such right shall not apply to proceedings initiated by such indemnified person unless it is a successful proceeding to enforce indemnification or such proceeding was authorized or consented to by the board of directors. Radio One’s certificate of incorporation also specifically provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages for breach of fiduciary duty as director. The provision is limited to monetary damages, applies only to a director’s actions while acting within his or her capacity as a director, and does not entitle Radio One to limit director liability for any judgment resulting from (a) any breach of the director’s duty of loyalty to Radio One or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit.

Radio One’s Amended and Restated Bylaws incorporate substantially the provisions of the DGCL in providing for indemnification of directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of Radio One. In addition, Radio One is authorized to indemnify employees and agents of Radio One and may enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

Radio One maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Radio One under the foregoing provisions, or otherwise, Radio One understands that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference

The following documents filed by Radio One, Inc., a Delaware corporation (“Radio One”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, or the Securities Exchange Act of 1934, are incorporated herein by reference:

(a) The description of our Class A Common Stock, par value $.001 per share (“Class A Common Stock”), contained in a registration statement on Form 8-A under the Securities Exchange Act of 1934 filed by Radio One on May 6, 1999 and any amendments or reports filed for the purpose of updating such description.

(b) The description of our Class D Common Stock, par value $.001 per share (“Class D Common Stock”), contained in a registration statement on Form 8-A under the Securities Exchange Act of 1934 filed by Radio One on May 17, 2000 and any amendments or reports filed for the purpose of updating such description.

(c) Radio One’s annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 11, 2004.

(d) Radio One’s quarterly report on Form 10-Q for the period ended March 31, 2004, filed with the SEC on May 4, 2004.

(e) Radio One’s quarterly report on Form 10-Q for the period ended June 30, 2004, filed with the SEC on July 30, 2004.

(f) Radio One’s quarterly report on Form 10-Q for the period ended September 30, 2004, filed with the SEC on November 8, 2004.

(g) Radio One’s current reports on Form 8-K, filed with the SEC on February 10, 2004; April 30, 2004; July 29, 2004; September 17, 2004; October 21, 2004; November 4, 2004; November 8, 2004; and November 23, 2004.

All documents filed by Radio One after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all the Class A Common Stock or Class D Common Stock, as applicable, offered hereby has been sold or which deregisters that Class A Common Stock or the Class D Common Stock then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this registration statement.

Item 4.	Description Of Securities

Not applicable

Item 5.	Interests Of Named Experts And Counsel

Not applicable.

Item 6.	Indemnification Of Directors And Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides generally that a person sued (other than in a derivative suit) as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. In the case of a derivative suit, a director, officer, employee or agent of the corporation may be indemnified by the corporation for reasonable expenses, including attorneys’ fees, if the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which such director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory under section 145 of the DGCL in the case of a director or officer who is successful on the merits in defense of a suit against him.

Radio One’s Amended and Restated Certificate of Incorporation provides that Radio One shall indemnify (including indemnification for expenses incurred in defending or otherwise participating in any proceeding) its directors and officers to the fullest extent authorized or permitted by the DGCL, as it may be amended, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer of Radio One and shall inure to the benefit of his or her heirs, executors and administrators except that such right shall not apply to proceedings initiated by such indemnified person unless it is a successful proceeding to enforce indemnification or such proceeding was authorized or consented to by the board of directors. Radio One’s certificate of incorporation also specifically provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages for breach of fiduciary duty as director. The provision is limited to monetary damages, applies only to a director’s actions while acting within his or her capacity as a director, and does not entitle Radio One to limit director liability for any judgment resulting from (a) any breach of the director’s duty of loyalty to Radio One or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit.

Radio One’s Amended and Restated Bylaws incorporate substantially the provisions of the DGCL in providing for indemnification of directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of Radio One. In addition, Radio One is authorized to indemnify employees and agents of Radio One and may enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

Radio One maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Item 7.	Exemption From Registration Claimed

The sale of the Class A Common Stock and Class D Common Stock to Mr. Royster pursuant to the Amended and Restated Employment Agreement between Radio One, Inc. and Scott R. Royster, dated October 18, 2000 was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof, because Mr. Royster was an Executive Officer (as defined in Rule 501 under the Securities Act of 1933) of Radio One at the time of the sale.

The sale of the Class D Common Stock to Ms. Vilardo pursuant to the Amended and Restated Employment Agreement between Radio One, Inc. and Linda J. Eckard Vilardo, dated October 31, 2000 was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof, because Ms. Vilardo was an Executive Officer (as defined in Rule 501 under the Securities Act of 1933) of Radio One at the time of the sale.

Item 8.	Exhibits

Exhibit Number	Description

23.1	Consent of Registered Independent Public Accounting Firm, dated as of December 28, 2004.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Radio One, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lanham, State of Maryland, on December 29, 2004.

RADIO ONE, INC.

By:	/s/ Scott R. Royster
Scott R. Royster Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on December 29, 2004.

By:	/s/ Alfred C. Liggins, III
Alfred C. Liggins, III Chief Executive Officer, President, Treasurer and Director (Principal Executive Officer)

By:	/s/ Catherine L. Hughes
Catherine L. Hughes Chairperson of the Board of Directors and Secretary

By:	/s/ Brian W. McNeill
Brian W. McNeill Director

By:	/s/ Terry L. Jones
Terry L. Jones Director

By:	/s/ L. Ross Love
L. Ross Love Director

By:	/s/ D. Geoffrey Armstrong
D. Geoffrey Armstrong Director

By:	/s/ Ronald E. Blaylock
Ronald E. Blaylock Director